Exhibit 99.1

NEWS RELEASE

Transcat, Inc. 35 Vantage Point Drive • Rochester • NY • 14624 • Phone: (585) 352–7777
Transcat Reports First Quarter Fiscal 2010 Financial Results
•	Total net revenue declined just 3.6%; Calibration Services revenue grew 7.2%.

•	Product sales down 8.5%: negatively impacted by economic conditions

•	Product sales to wind energy customers were $1.2 million, or 11% of net product sales

•	Generated $1.5 million in cash from operations; net loss of $0.1 million
ROCHESTER, NY, July 27, 2009 – Transcat, Inc. (Nasdaq: TRNS), a leading global distributor of professional grade test, measurement and calibration instruments and accredited provider of calibration, parts inspection, production model engineering and repair services, today reported net revenue of $17.2 million in the first quarter of fiscal 2010, which ended June 27, 2009. This represented a $0.6 million, or 3.6%, decline compared with revenue of $17.9 million in the first quarter of fiscal 2009. First quarter fiscal 2010 results include those of Westcon, Inc., which the Company acquired on August 14, 2008. The Company has fully integrated Westcon into its operations and, as a result, the Company’s financial results are reported on a consolidated basis.
Calibration Services (service segment) revenue, which represented 35% of total net revenue, was up 7.2% to $5.9 million in the first quarter of fiscal 2010 compared with revenue of $5.5 million in the first quarter of fiscal 2009. Sales of the Company’s Distribution Products (product segment) for the first quarter fiscal 2010 were $11.3 million, down $1.0 million, or 8.5%, when compared with the same period of the prior fiscal year. Solid sales to the wind energy industry partially offset the negative impact of the economy on product sales.
Charles P. Hadeed, President, CEO and COO of Transcat, commented, “Our first quarter results reflect the impact of the current recessionary economic environment, although we believe much less than most other businesses. The impact was readily apparent in our product segment where many of our customers have delayed, reduced or eliminated purchases in addressing their own business situations. It is worth noting that although we had a reduction in our average product sales per customer, at the same time we increased our customer base. We believe this is highly indicative of a slow down in spending by our customers while we continue to gain market share. Importantly, the negative impact of the economy on sales was softened by the benefits accruing from the Westcon acquisition, including our expanded presence in serving the wind energy industry.
“Our services segment, similar to our product segment, both benefited from the Westcon acquisition and was negatively affected by the economy. Services revenue has seen more stability which we attribute to the success of our market share initiatives and the quality orientation of many of our service segment customers.”
First Quarter Fiscal 2010 Review
Gross profit was $3.8 million in the first quarter of fiscal 2010, down 15.1% compared with gross profit of $4.5 million in the first quarter of fiscal 2009, or 22.3% and 25.3% of total net revenue, respectively. The declines in gross profit and gross margin were the result of reduced product segment sales volume, increased discounting to drive product segment sales, and lower vendor rebates.
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Transcat Reports First Quarter Fiscal 2010 Financial Results
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Selling, marketing and warehouse expenses were relatively flat at $2.6 million in the first quarter of fiscal 2010 compared with the same period of the prior fiscal year inclusive of those costs acquired with Westcon. Administrative expenses were measurably lower at $1.4 million for the quarter, a decrease of 9.2% compared with $1.5 million in the first quarter of fiscal 2009. The decline in administrative expense was the result of cost control measures and a reduction in performance-based management compensation.
Operating loss for the quarter was $0.1 million compared with operating income of $0.4 million in the first quarter of fiscal 2009. The loss was the result of lower product segment gross profit.
The income tax benefit in the first quarter of fiscal 2010 was less than $0.1 million, compared with a provision for income tax of $0.2 million for the same period of the prior fiscal year. For the fiscal year, the effective tax rate is expected to be in the 38% to 40% range.
Net loss was $0.1 million, or $0.01 per diluted share, in the first quarter of fiscal 2010, down from net income of $0.2 million, or $0.03 per diluted share for the same period of the prior fiscal year. Net income was negatively impacted by lower operating income from the Company’s product segment.
Product and Service Segment Review
Transcat is uniquely positioned to serve the pharmaceutical and FDA-regulated, industrial manufacturing, energy, utilities, chemical process, and other industries through its ability to bundle a wide variety of premium test and measurement instruments with quality calibration, parts inspection, production model engineering and repair services for its customers through its distribution operations in New York and Oregon and its 12 calibration laboratories in the U.S., Canada and Puerto Rico. Its automated calibration tracking and management systems, breadth of calibration disciplines and product lines, and its refined product delivery systems enable it to rapidly respond to its customers’ requirements for quick turn-around times, which it believes provides a competitive advantage.
Product Segment
Through its Product segment, Transcat markets and distributes national and proprietary brand instruments to over 13,000 global customers. The Company offers access to more than 25,000 test and measurement instruments. The Product segment primarily uses direct marketing and the Company’s website to market to end-users as well as to resellers.
Product segment net sales decreased 8.5% to $11.3 million in the first quarter of fiscal 2010 compared with $12.3 million in the same period of the prior fiscal year. As previously discussed, the decline in product segment sales reflects the impact of the weak economy. The impact of the economy was partially offset by sales to the wind energy industry which accounted for almost 11% of product segment sales in the first quarter of fiscal 2010.
Average product segment sales per day were $176 thousand in the first quarter of fiscal 2010 compared with $192 thousand in the same period of the prior fiscal year. Sales of the Company’s products on its website were $0.9 million in the first quarter of fiscal 2010 and held relatively flat compared with the same period of fiscal 2009.
Gross margin for the product segment is a function of a number of factors including market channel mix, manufacturers’ rebates, product mix and discounts to customers. Product segment gross profit for the first quarter of fiscal 2010 was $2.6 million, down 21.3%, or $0.7 million, compared with the same period of the prior fiscal year. Product segment gross margin was 23.5% in the first quarter of fiscal 2010, down 380 basis points from 27.3% in the same period of the prior fiscal year. Reduced volume, increased price discounting and lower vendor point-of-sale rebates negatively impacted product segment gross profit and gross margin. Vendor point-of-sale rebates are based on year-over-year
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Transcat Reports First Quarter Fiscal 2010 Financial Results
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growth in product segment sales. The Company did not qualify for this type of rebate in the first quarter of fiscal 2010. In the first quarter of fiscal 2009, point-of-sale rebates were $0.1 million.
Product segment operating income was $0.3 million in the first quarter of fiscal 2010 compared with $0.9 million in the same period of the prior fiscal year, or 2.6% and 7.7% of net product sales, respectively.
Mr. Hadeed noted, “Although tempered by our sales to the wind energy industry, the combination of lower product purchase volume by our customers, more aggressive pricing in certain situations to meet competitive pressures and earning lower manufacturer point of sale rebates significantly impacted our product segment gross profit, gross margin ratio and, ultimately, operating earnings. Nevertheless, we believe it is critical to continue our customer and prospect direct marketing initiatives, and we cost effectively sustained that effort during the quarter.”
Service Segment
Transcat’s customers purchase calibration services for the purpose of measurably reducing their risk of product or process failures that can be caused by inaccurate measurements. Transcat annually performs more than 140,000 calibrations at its 12 Calibration Centers of Excellence or at its customers’ locations.
Service segment revenue was $5.9 million in the first quarter of fiscal 2010, a $0.4 million, or 7.2%, increase compared with $5.5 million in the same period of the prior fiscal year. The timing of calibration orders and segment expenses can vary on a quarter-to-quarter basis based on the nature of a customers’ business and calibration requirements. In general, a full year trend provides a better indication of the progress of this segment. Service segment revenue for the trailing twelve months that ended June 27, 2009 were $24.3 million, up $1.1 million, or 4.9%, when compared with $23.2 million for the trailing twelve month period that ended June 28, 2008.
The Company’s strategy has been to focus its capital and marketing investments in the core electrical, temperature, pressure and dimensional disciplines. Historically, 15% to 20% of service segment revenue is generated from outsourcing customer equipment to third-party vendors for calibration beyond Transcat’s chosen scope of capabilities. In the first quarter of fiscal 2010, approximately 79% of service segment revenue was generated by the Company’s staff of technicians while 18% was subcontracted to third-party vendors.
Service segment gross profit in the first quarter of fiscal 2010 was $1.2 million, or 20.2% of service segment net revenue, flat from $1.2 million, or 21.0% of net revenue, in the first quarter of fiscal 2009. Service segment gross margin was lower than the first quarter of fiscal 2009 primarily as a result of the laboratory operating costs associated with the addition of our lab in Portland, Oregon, acquired in the Westcon acquisition. Operating loss for the service segment in the first quarter of fiscal 2010 was $0.4 million, an improvement of $0.2 million when compared with an operating loss of $0.6 million in the same period of the prior fiscal year.
Mr. Hadeed continued, “In the highly fragmented calibration market, we have continued to focus our initiatives to capture market share. Vendor consolidation initiatives by customers in our targeted industries combined with the recognition of the attributes of a quality calibration have and will continue to allow Transcat to leverage its geographic reach and the depth and breadth of our capabilities.”
Balance Sheet and Cash Management
In the first quarter of fiscal 2010, cash generated from operations was $1.5 million compared with $0.4 million in the same period of the prior fiscal year. The incremental cash was used to repay long- term debt which decreased to $2.2 million at June 27, 2009, compared with $3.6 million at March 28, 2009.
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Transcat Reports First Quarter Fiscal 2010 Financial Results
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At June 27, 2009, inventory was $4.3 million compared with $4.9 million at March 28, 2009. Lower inventory levels were due to the reduction in sales and the Company’s efforts to manage its inventory during the current downturn in the economy.
Capital expenditures in the first quarter of fiscal 2010 were $0.3 million compared with $0.2 million in the same period of the prior fiscal year and were primarily used for additional laboratory capabilities. Transcat expects capital spending for fiscal 2010 to be approximately $1.0 million.
Outlook
Mr. Hadeed concluded, “Our outlook remains unchanged. We believe that the next two quarters will continue to be soft and anticipate some recovery in our fiscal fourth quarter. Product sales to wind energy customers should continue to grow at a faster rate than our sales to other industries for the remainder of fiscal 2010. Our strong balance sheet and cash flow have positioned us to take advantage of opportunities that may present themselves, as we prudently seek appropriate acquisition candidates to further grow our service segment.
Most critical in our decision making is our commitment to our longer-term strategy where we believe the investments in both our sales team, calibration technicians and support staff are fundamental in order to achieve our growth objectives.”
Webcast and Conference Call
Transcat will host a conference call and live webcast at 11:00 a.m. ET, Tuesday, July 28, 2009. During the teleconference, Charles P. Hadeed, President, CEO and COO, and John J. Zimmer, Vice President Finance and CFO, will review the financial and operating results for the first quarter of fiscal 2010 and discuss Transcat’s corporate strategy and outlook. A question-and-answer session will follow.
The Transcat, Inc. conference call can be accessed the following ways:
•	The live webcast can be found at www.transcat.com. Participants should go to the website 10 – 15 minutes prior to the scheduled conference in order to register and download any necessary audio software.

•	The teleconference can be accessed by dialing (201) 689-8560, and entering conference ID number 328141 approximately 5 – 10 minutes prior to the call.
To listen to the archived call:
•	The archived webcast will be at www.transcat.com. A transcript will also be posted once available.

•	A replay can also be heard by calling (201) 612-7415, and entering conference ID number 328141 and account number 3055. The telephonic replay will be available from 2:00 p.m. on Tuesday, July 28, 2009, until 11:59 p.m. ET Tuesday, August 4, 2009.
ABOUT TRANSCAT
Transcat, Inc. is a leading global distributor of professional grade test and measurement instruments and accredited provider of calibration, parts inspection, production model engineering and repair services primarily for the pharmaceutical and FDA-regulated, industrial manufacturing, energy and utilities, chemical process, and other industries. Through its distribution products segment, Transcat markets and distributes national and proprietary brand instruments to approximately 13,000 global customers. The Company’s Master Catalog offers access to more than 25,000 test and measurement instruments. Transcat delivers precise, reliable, fast calibration, parts inspection, production model engineering and repair services across the United States, Canada and Puerto Rico through its 12 strategically located Calibration Centers of Excellence. Transcat’s calibration laboratories are ISO-9001:2000 registered and the scope of accreditation to ISO/IEC 17025 is believed to be one of the broadest in the industry.
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Transcat Reports First Quarter Fiscal 2010 Financial Results
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Transcat’s growth strategy is to expand both its distribution products and calibration services in markets that value product breadth and availability and rely on accredited calibration services to maintain the integrity of their processes.
More information about Transcat can be found on its website at: www.transcat.com
Safe Harbor Statement
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are subject to risks, uncertainties and assumptions and are identified by words such as “expects,” “estimates,” “projects,” “anticipates,” “believes,” “could,” and other similar words. All statements addressing operating performance, events, or developments that Transcat, Inc. expects or anticipates will occur in the future, including but not limited to statements relating to anticipated revenue, profit margins, sales operations, its strategy to build its sales representative channel, customer preferences and changes in market conditions in the industries in which Transcat operates are forward- looking statements. Because they are forward-looking, they should be evaluated in light of important risk factors and uncertainties. These risk factors and uncertainties are more fully described in Transcat’s Annual and Quarterly Reports filed with the Securities and Exchange Commission, including under the heading entitled “Risk Factors.” Should one or more of these risks or uncertainties materialize, or should any of the Company’s underlying assumptions prove incorrect, actual results may vary materially from those currently anticipated. In addition, undue reliance should not be placed on the Company’s forward-looking statements. Except as required by law, the Company disclaims any obligation to update or publicly announce any revisions to any of the forward-looking statements contained in this press release.
For more information contact:
John Zimmer, Chief Financial Officer
Phone: (585) 352-7777 Email: jzimmer@transcat.com
-OR-
Deborah Pawlowski, Investor Relations
Phone: (716) 843-3908 Email: dpawlowski@keiadvisors.com
FINANCIAL TABLES FOLLOW.
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Transcat Reports First Quarter Fiscal 2010 Financial Results
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TRANSCAT, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Amounts In Thousands, Except Per Share Data)

	(Unaudited)
	First Quarter Ended
	June 27,	June 28,
	2009	2008

Product Sales	$11,268	$12,311
Service Revenue	5,940	5,542

Net Revenue	17,208	17,853

Cost of Products Sold	8,622	8,949
Cost of Services Sold	4,743	4,379

Total Cost of Products and Services Sold	13,365	13,328

Gross Profit	3,843	4,525

Selling, Marketing and Warehouse Expenses	2,559	2,595
Administrative Expenses	1,400	1,542

Total Operating Expenses	3,959	4,137

Operating (Loss) Income	(116)	388

Interest Expense (Income)	14	(1)
Other Expense, net	15	8

Total Other Expense	29	7

(Loss) Income Before Income Taxes	(145)	381
(Benefit from) Provision for Income Taxes	(56)	153

Net (Loss) Income	$(89)	$228

Basic (Loss) Earnings Per Share	$(0.01)	$0.03
Average Shares Outstanding	7,388	7,186

Diluted (Loss) Earnings Per Share	$(0.01)	$0.03
Average Shares Outstanding	7,388	7,399
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Transcat Reports First Quarter Fiscal 2010 Financial Results
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TRANSCAT, INC.
CONSOLIDATED BALANCE SHEETS
(Amounts In Thousands, Except Share And Per Share Data)

	(Unaudited)
	June 27,	March 28,
	2009	2009
ASSETS
Current Assets:
Cash	$44	$59
Accounts Receivable, less allowance for doubtful accounts of $88 and $75 as of June 27, 2009 and March 28, 2009, respectively	8,116	8,981
Other Receivables	175	119
Inventory, net	4,309	4,887
Prepaid Expenses and Other Current Assets	866	774
Deferred Tax Asset	469	380

Total Current Assets	13,979	15,200
Property and Equipment, net	4,157	4,174
Goodwill	7,923	7,923
Intangible Asset, net	1,045	1,091
Deferred Tax Asset	624	635
Other Assets	362	368

Total Assets	$28,090	$29,391

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts Payable	$5,031	$4,748
Accrued Compensation and Other Liabilities	1,494	1,757
Income Taxes Payable	–	215

Total Current Liabilities	6,525	6,720
Long-Term Debt	2,244	3,559
Other Liabilities	532	493

Total Liabilities	9,301	10,772

Shareholders’ Equity:
Common Stock, par value $0.50 per share, 30,000,000 shares authorized; 7,662,752 and 7,656,358 shares issued as of June 27, 2009 and March 28, 2009, respectively; 7,386,970 and 7,380,576 shares outstanding as of June 27, 2009 and March 28, 2009, respectively	3,831	3,828
Capital in Excess of Par Value	8,823	8,606
Accumulated Other Comprehensive Income	359	320
Retained Earnings	6,764	6,853
Less: Treasury Stock, at cost, 275,782 shares as of June 27, 2009 and March 28, 2009	(988)	(988)

Total Shareholders’ Equity	18,789	18,619

Total Liabilities and Shareholders’ Equity	$28,090	$29,391

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Transcat Reports First Quarter Fiscal 2010 Financial Results
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TRANSCAT, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Amounts In Thousands)

	(Unaudited)
	First Quarter Ended
	June 27,	June 28,
	2009	2008
Cash Flows from Operating Activities:
Net (Loss) Income	$(89)	$228
Adjustments to Reconcile Net (Loss) Income to Net Cash Provided by Operating Activities:
Deferred Income Taxes	(80)	6
Depreciation and Amortization	461	358
Provision for Accounts Receivable and Inventory Reserves	47	25
Stock-Based Compensation Expense	187	175
Changes in Assets and Liabilities:
Accounts Receivable and Other Receivables	802	1,671
Inventory	566	(1,127)
Prepaid Expenses and Other Assets	(194)	(156)
Accounts Payable	283	138
Accrued Compensation and Other Liabilities	(219)	(1,032)
Income Taxes Payable	(215)	73

Net Cash Provided by Operating Activities	1,549	359

Cash Flows from Investing Activities:
Purchase of Property and Equipment	(290)	(195)

Net Cash Used in Investing Activities	(290)	(195)

Cash Flows from Financing Activities:
Revolving Line of Credit, net	(1,309)	(302)
Payments on Other Debt Obligations	(6)	–
Issuance of Common Stock	33	49
Excess Tax Benefits Related to Stock-Based Compensation	–	9

Net Cash Used in Financing Activities	(1,282)	(244)

Effect of Exchange Rate Changes on Cash	8	2

Net Decrease in Cash	(15)	(78)
Cash at Beginning of Period	59	208

Cash at End of Period	$44	$130

Supplemental Disclosure of Cash Flow Activity:
Cash paid during the period for:
Interest	$30	$4
Income Taxes, net	$228	$35
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Transcat Reports First Quarter Fiscal 2010 Financial Results
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TRANSCAT INC.
ADDITIONAL INFORMATION
BUSINESS SEGMENT DATA
(Dollars In Thousands)

	(Unaudited)	(Unaudited)
	Quarter ended	Quarter ended
	June 27, 2009	June 28, 2008	$ Change	% Change
Products
Net sales	$11,268	$12,311	$(1,043)	(8.5%)

Gross profit	2,646	3,362	(716)	(21.3%)
Margin	23.5%	27.3%

Operating income	296	948	(652)	(68.8%)
Margin	2.6%	7.7%

Services
Net revenue	$5,940	$5,542	$398	7.2%

Gross profit	1,197	1,163	34	2.9%
Margin	20.2%	21.0%

Operating loss	(412)	(560)	148	26.4%
Margin	-6.9%	-10.1%

Consolidated
Net revenue	$17,208	$17,853	$(645)	-3.6%

Gross profit	3,843	4,525	(682)	-15.1%
Margin	22.3%	25.3%

Operating (loss) income	(116)	388	(504)	-129.9%
Margin	-0.7%	2.2%
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Transcat Reports First Quarter Fiscal 2010 Financial Results
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TRANSCAT INC.
ADDITIONAL INFORMATION
PRODUCTS SEGMENT SALES BY MARKET CHANNEL
(Amounts in thousands)
(Unaudited)

	FY 2010
					FY 2010	% of
	Q1				YTD Total	Total

Direct	$9,069				$9,069	80.5%

Reseller	2,028				2,028	18.0%

Freight Billed to Customers	171				171	1.5%

Total Product Sales	$11,268				$11,268

	FY 2009
					FY 2009	% of
	Q1	Q2	Q3	Q4	Total	Total

Direct	$10,074	$10,051	$11,147	$10,140	$41,412	80.4%

Reseller	2,039	2,699	2,675	1,906	9,319	18.1%

Freight Billed to Customers	198	209	173	169	749	1.5%

Total Product Sales	$12,311	$12,959	$13,995	$12,215	$51,480

PRODUCT SEGMENT SALES PER BUSINESS DAY
(Dollars in thousands)
(Unaudited)

	FY 2010
					FY 2010
	Q1				YTD Total

Number of business days	64				64

Total product sales	$11,268				$11,268

Sales per day	$176				$176

	FY 2009
					FY 2009
	Q1	Q2	Q3	Q4	Total

Number of business days	64	63	62	64	253

Total product sales	$12,311	$12,959	$13,995	$12,215	$51,480

Sales per day	$192	$206	$226	$191	$203

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Transcat Reports First Quarter Fiscal 2010 Financial Results
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PRODUCTS SEGMENT SALES BY REGION
(Amounts in thousands)
(Unaudited)

	FY 2010
					FY 2010	% of
	Q1				YTD Total	Total

United States	$9,349				$9,349	83.0%

Canada	637				637	5.6%

Other International	1,111				1,111	9.9%

Freight Billed to Customers	171				171	1.5%

Total	$11,268				$11,268

	FY 2009
					FY 2009	% of
	Q1	Q2	Q3	Q4	Total	Total

United States	$9,484	$10,066	$11,540	$9,853	$40,943	79.5%

Canada	784	999	866	797	3,446	6.7%

Other International	1,845	1,685	1,416	1,396	6,342	12.3%

Freight Billed to Customers	198	209	173	169	749	1.5%

Total	$12,311	$12,959	$13,995	$12,215	$51,480

SERVICE SEGMENT REVENUE BY TYPE
(Amounts in thousands)
(Unaudited)

	FY 2010
		FY 2010	% of
	Q1	YTD Total	Total

Depot/On-site	$4,710	$4,710	79.3%

Outsourced	1,079	1,079	18.2%

Freight Billed to Customers	151	151	2.5%

Total Product Sales	$5,940	$5,940

	FY 2009
					FY 2009	% of
	Q1	Q2	Q3	Q4	Total	Total

Depot/On-site	$4,478	$4,441	$4,705	$5,482	$19,106	79.8%

Outsourced	911	1,065	1,093	1,064	4,133	17.3%

Freight Billed to Customers	153	145	199	203	700	2.9%

Total Service Revenue	$5,542	$5,651	$5,997	$6,749	$23,939

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